REHMANN ROBSON

Certified Public Accountants

A member of THE REHMANN GROUP

An Independent Member of Baker Tilly International

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 2, 2007, which accompanies the consolidated financial statements of Diversified Restaurant Holdings, Inc. and Subsidiary for the years ended December 31, 2006 and 2005 that is included in this Form SB-2 registration statement.  We consent to the inclusion in the registration statement of the aforementioned report.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ Rehmann Robson

Rehmann Robson

Certified Public Accountants

December 12, 2007

Troy, Michigan

5750 New King Street – Suite 200 – Troy, MI 48098 – 248.952.5000 – Fax 248.952.5750 « www.rehmann.com